                          Offer to Purchase for Cash
                       1,250,000 Shares of Common Stock
                                      of
                            EARTHLINK NETWORK, INC.
                                      at
                             $45.00 NET PER SHARE
                                      by
                              SPRINT CORPORATION


   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 20, 1998, UNLESS THE OFFER IS EXTENDED.


To Our Clients:

  Enclosed for your consideration is an Offer to Purchase dated February 18, 1998 (the "Offer to Purchase") and a related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the "Offer") relating to an offer by Sprint Corporation, a Kansas corporation (the "Purchaser"), to purchase 1,250,000 shares of Common Stock, par value $.01 per shares (the "Shares"), of EarthLink Network, Inc., a Delaware corporation (the "Company"), at a purchase price of $45.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the Letter to Stockholders of the Company from Garry Betty, President and Chief Executive Officer of the Company. We are the holder of record of Shares held by us for your account. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares. A tender for such Shares can be made only by us as the holder of record and pursuant to your instructions.

  We request instructions as to whether you wish to tender any or all of such Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

  Your attention is invited to the following:

    1.  The tender price is $45.00 per Share, net to the seller in cash.

    2. The Board of Directors of the Company has, by unanimous vote of all directors, approved the Offer and the other transactions described in the Offer to Purchase and determined that the terms of the Offer and such other transactions, taken together, are fair to, and in the best interests of, the stockholders of the Company and recommends that all stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

    3. The Offer is being made for 1,250,000 Shares. Upon the terms and subject to the conditions of the Offer, if more than 1,250,000 Shares are validly tendered prior to the expiration of the Offer and not properly withdrawn in accordance with Section 3 of the Offer to Purchase, such Shares will be accepted for payment on a pro rata basis (with appropriate adjustments to avoid the purchase of fractional Shares) according to the number of Shares validly tendered and not properly withdrawn by the expiration of the Offer.

    4. The Offer is being made pursuant to the Investment Agreement dated as of February 10, 1998 among the Purchaser, Sprint Communications Company L.P., a Delaware limited partnership, Dolphin, Inc., a Delaware corporation, Dolphin Sub, Inc., a Delaware corporation, and the Company (the "Investment Agreement").

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    5. The offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer 1,250,000 shares.

    6. The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York time, on Friday, March 20, 1998, unless the Offer is extended.

    7. Stockholders who tender Shares will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

  If you wish to have us tender any or all of your Shares, please complete, sign and return the form set forth on the reverse side of this letter. An envelope in which you should return your instructions to us is enclosed. Your instructions to us should be forwarded in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse side of this letter.

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          INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                   UP TO 1,250,000 SHARES OF COMMON STOCK OF
                            EARTHLINK NETWORK, INC.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase of Sprint Corporation (the "Purchaser") dated February 18, 1998 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the offer by the Purchaser to purchase 1,250,000 shares of Common Stock, par value $.01 per share (the "Shares"), of EarthLink Network, Inc., a Delaware corporation.

  This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer.



  Number of Shares to be Tendered*        -------------------------------------


 __________________________ Shares        -------------------------------------
                                                      Signature(s)


Account Number: _____________________     -------------------------------------


Dated: ______________________  , 1998     -------------------------------------
                                                  Please print name(s)

                                          Address: ____________________________
                                                   (Include Zip Code)

                                          Area Code and Telephone No.: ________

                                          -------------------------------------

                                          Taxpayer Identification or
                                          Social Security No.: ________________
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   *Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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